Exhibit 99.1

Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda 441-278-9250 441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	Mark D. Lyons
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2014 FIRST QUARTER RESULTS

HAMILTON, BERMUDA, May 1, 2014 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to Arch common shareholders for the 2014 first quarter was $177.0 million, or $1.30 per share, compared to $251.0 million, or $1.85 per share, for the 2013 first quarter. The Company also reported after-tax operating income available to Arch common shareholders of $164.4 million, or $1.20 per share, for the 2014 first quarter, compared to after-tax operating income available to Arch common shareholders of $158.7 million, or $1.17 per share, for the 2013 first quarter. The Company's after-tax operating income available to Arch common shareholders represented an annualized return on average common equity of 12.1% for the 2014 first quarter, compared to 12.9% for the 2013 first quarter. The Company's net income available to Arch common shareholders represented an annualized return on average common equity of 13.0% for the 2014 first quarter, compared to 20.4% for the 2013 first quarter. The Company's book value per common share was $41.53 at March 31, 2014, a 4.3% increase from $39.82 per share at December 31, 2013 and a 10.3% increase from $37.66 per share at March 31, 2013.

After-tax operating income or loss available to Arch common shareholders, a non-GAAP measure, is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. See 'Comments on Regulation G' for a further discussion of after-tax operating income or loss available to Arch common shareholders. All earnings per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company's underwriting results. For a discussion of underwriting activities and a review of the Company's results by operating segment, see the “Segment Information” section of this release.

	Three Months Ended March 31,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$1,295,136	$1,163,699	11.3
Net premiums written	1,064,990	952,776	11.8
Net premiums earned	859,780	752,770	14.2
Underwriting income	132,456	116,398	13.8

Underwriting Ratios			% Point Change
Loss ratio	50.7%	53.1%	(2.4)
Acquisition expense ratio	18.6%	16.9%	1.7
Other operating expense ratio	15.4%	14.6%	0.8
Combined ratio	84.7%	84.6%	0.1

On January 30, 2014, the Company completed the acquisition of CMG Mortgage Insurance Company (renamed Arch Mortgage Insurance Company), the leading provider of mortgage insurance products and services to credit unions in the U.S., and the mortgage insurance operating platform and related assets of PMI Mortgage Insurance Co. (“PMI”). Arch Mortgage Insurance Company (“Arch MI U.S.”) will continue to serve its existing credit union clientele and, at the same time, has made substantial progress in building out its sales force to serve banks and other mortgage originators. The business of Arch MI U.S. has been combined with the Company's other global mortgage insurance, reinsurance and risk-sharing products as a core underwriting segment (Mortgage). The Company has reclassified the presentation of its segment information for the 2013 first quarter to conform to the current presentation.

In late March 2014, Watford Re Ltd., a newly-formed multi-line Bermuda reinsurance company, launched operations with $1.133 billion of capital ($907 million in common equity and $226 million in preferred interests). The Company invested $100 million and acquired approximately 11% of Watford's common equity and a warrant to purchase additional common equity. The Company acts as Watford’s reinsurance manager and Highbridge Principal Strategies, a subsidiary of JPMorgan Chase & Co., manages Watford’s investment assets, each under a long term services agreement. Watford is considered a variable interest entity, or VIE, and, based on the Company’s VIE analysis, the Company concluded that the consolidated financial statements of Watford would be included in its consolidated financial statements. The portion of Watford’s earnings owned by third party investors is recorded in the consolidated statements of income as ‘net (income) loss attributable to noncontrolling interests.’ In addition, the Company reflects Watford’s redeemable preference shares in the mezzanine section of the Company’s consolidated balance sheets as ‘redeemable noncontrolling interests’ because they have redemption features that are not solely within the control of Watford. For the 2014 first quarter, the Company ceded $32.2 million of premiums written to Watford, which has been included in a separate segment (Other).

The following table summarizes, on an after-tax basis, the Company's consolidated financial data, including a reconciliation of after-tax operating income available to Arch common shareholders to net income available to Arch common shareholders and related diluted per share results:

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2014	2013

After-tax operating income available to Arch common shareholders	$164,404	$158,748
Net realized gains, net of tax	18,273	54,923
Net impairment losses recognized in earnings, net of tax	(2,971)	(2,246)
Equity in net income of investment funds accounted for using the equity method, net of tax	3,164	13,823
Net foreign exchange gains (losses), net of tax	(5,854)	25,744
Net income available to Arch common shareholders	$177,016	$250,992

Diluted per common share results:
After-tax operating income available to Arch common shareholders	$1.20	$1.17
Net realized gains, net of tax	0.14	0.41
Net impairment losses recognized in earnings, net of tax	(0.02)	(0.02)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.02	0.10
Net foreign exchange gains (losses), net of tax	(0.04)	0.19
Net income available to Arch common shareholders	$1.30	$1.85

Weighted average common shares and common share equivalents outstanding - diluted	136,562,717	135,409,288

The Company's investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA/Aa2.” The average effective duration of the Company's investment portfolio was 3.24 years at March 31, 2014, compared to 2.62 years at December 31, 2013. Including the effects of foreign exchange, total return on the Company's investment portfolio was 1.00% for the 2014 first quarter, compared to 0.50% for the 2013 first quarter. Excluding the effects of foreign exchange, total return was 1.02% for the 2014 first quarter, compared to 1.01% for the 2013 first quarter.

Net investment income for the 2014 first quarter was $67.0 million, or $0.49 per share, compared to $67.1 million, or $0.49 per share, for the 2013 fourth quarter, and $65.7 million, or $0.48 per share, for the 2013 first quarter. The annualized pre-tax investment income yield was 2.08% for the 2014 first quarter, compared to 2.08% for the 2013 fourth quarter and 2.20% for the 2013 first quarter. Such yields reflect the effects of low prevailing interest rates available in the market and the Company's investment strategy, which puts an emphasis on total return. Consolidated cash flow provided by operating activities was $198.2 million for the 2014 first quarter, compared to $205.7 million for the 2013 first quarter, reflecting a lower level of distributions on certain fund investments and a higher level of operating expenses paid, partially offset by an increase in premiums collected.

On a pre-tax basis, net foreign exchange losses for the 2014 first quarter were $6.6 million (net unrealized losses of $6.5 million and net realized losses of $0.1 million), compared to net foreign exchange gains for the 2013 first quarter of $24.3 million (net unrealized gains of $25.9 million and net realized losses of $1.7 million). Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company's net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders' equity and are not included in the consolidated statements of income. The Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company's exposure to foreign currency fluctuations and increase the volatility of the Company's shareholders' equity.

The Company's effective tax rate on income before income taxes (based on the Company's estimated annual effective tax rate) was an expense of 2.0% for the 2014 first quarter, compared to an expense of 1.9% for the 2013 first quarter. The Company's effective tax rate on pre-tax operating income was an expense of 1.7% for the 2014 first quarter, compared to an expense of 1.7% for the 2013 first quarter. The Company's quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any.

At March 31, 2014, total capital available to Arch of $6.79 billion consisted of $800.0 million of senior notes, representing 11.8% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 1.5% of the total, $325.0 million of preferred shares, representing 4.8% of the total, and common shareholders' equity of $5.57 billion, representing 82.0% of the total. At December 31, 2013, total capital available to Arch of $6.55 billion consisted of $800.0 million of senior notes, representing 12.2% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.5% of the total, $325.0 million of preferred shares, representing 5.0% of the total, and common shareholders' equity of $5.32 billion, representing 81.3% of the total.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Friday, May 2, 2014. A live webcast of this call will be available via the Investors section of the Company's website at
http://www.archcapgroup.com. A telephone replay of the conference call also will be available beginning on May 2, 2014 at 3:00 p.m. Eastern Time until May 9, 2014 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 27947787), and international callers should dial 617-801-6888 (passcode 27947787).

Please refer to the Company's Financial Supplement dated March 31, 2014, which is available via the Investors section of the Company's website at http://www.archcapgroup.com. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company's website regularly for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $6.79 billion in capital at March 31, 2014, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Supplemental Information

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	March 31, 2014	December 31, 2013

Calculation of book value per common share:
Total shareholders' equity available to Arch	$5,893,423	$5,647,496
Less preferred shareholders' equity	325,000	325,000
Common shareholders' equity available to Arch	5,568,423	5,322,496
Common shares outstanding, net of treasury shares (1)	134,084,138	133,674,884
Book value per common share	$41.53	$39.82

(1)	Excludes the effects of 8,314,310 and 8,338,480 stock options and 443,756 and 443,710 restricted stock units outstanding at March 31, 2014 and December 31, 2013, respectively.

Investment Information

	Three Months Ended
	March 31,
(U.S. dollars in thousands, except share data)	2014	2013

Components of net investment income:
Fixed maturities	$62,449	$62,006
Term loan investments (1)	5,669	4,217
Equity securities (dividends)	2,921	1,423
Short-term investments	406	392
Other	4,718	6,299
Gross investment income	76,163	74,337
Investment expenses	(9,169)	(8,665)
Net investment income	$66,994	$65,672
Per share	$0.49	$0.48

Investment income yield, at amortized cost (2):
Pre-tax	2.08%	2.20%
After-tax	1.94%	2.07%

Total return (3):
Including effects of foreign exchange	1.00%	0.50%
Excluding effects of foreign exchange	1.02%	1.01%

Cash flow from operations	$198,169	$205,659

(1)	Included in “investments accounted for using the fair value option” on the Company's balance sheet.

(2)
Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company's investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	March 31, 2014	December 31, 2013

Investable assets (1):
Fixed maturities available for sale, at fair value	$9,775,730	$9,571,776
Fixed maturities, at fair value (2)	456,826	448,254
Fixed maturities pledged under securities lending agreements, at fair value	100,590	105,081
Total fixed maturities	10,333,146	10,125,111
Short-term investments available for sale, at fair value	1,484,280	1,478,367
Cash	1,569,605	434,057
Equity securities available for sale, at fair value	548,168	496,824
Other investments available for sale, at fair value	426,917	498,310
Other investments, at fair value (2)	799,824	773,280
Investments accounted for using the equity method (3)	255,488	244,339
Securities transactions entered into but not settled at the balance sheet date	(73,042)	(763)
Total investable assets	15,344,386	14,049,525
Less: amounts in ‘other’ segment (4)	(1,083,280)	—
Total investable assets managed by the Company	$14,261,106	$14,049,525

Investment portfolio statistics (1):
Average effective duration (in years)	3.24	2.62
Average credit quality (Standard & Poor's/Moody's Investors Service)	AA/Aa2	AA-/Aa2
Embedded book yield (before investment expenses)	2.27%	2.38%

(1)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(2)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company's balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(3)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(4)	Represents investable assets not managed by the Company and included in the ‘other’ segment (all cash at March 31, 2014).

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended
	March 31,
(U.S. dollars in thousands)	2014	2013

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$425,914	$421,585
Change in unpaid losses and loss adjustment expenses	10,326	(22,182)
Total losses and loss adjustment expenses	$436,240	$399,403

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(10,417)	$(5,338)
Reinsurance	(70,102)	(48,268)
Mortgage	(1,170)	—
Total	$(81,689)	$(53,606)
Impact on losses and loss adjustment expenses:
Insurance	$(15,572)	$(5,001)
Reinsurance	(70,399)	(49,403)
Mortgage	(1,134)	—
Total	$(87,105)	$(54,404)
Impact on acquisition expenses:
Insurance	$5,155	$(337)
Reinsurance	297	1,135
Mortgage	(36)	—
Total	$5,416	$798
Impact on combined ratio:
Insurance	(2.2)%	(1.2)%
Reinsurance	(20.5)%	(16.3)%
Mortgage	(3.0)%	—%
Total	(9.5)%	(7.1)%
Impact on loss ratio:
Insurance	(3.3)%	(1.1)%
Reinsurance	(20.6)%	(16.7)%
Mortgage	(2.9)%	—%
Total	(10.1)%	(7.2)%
Impact on acquisition expense ratio:
Insurance	1.1%	(0.1)%
Reinsurance	0.1%	0.4%
Mortgage	(0.1)%	—%
Total	0.6%	0.1%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$2,614	$—
Reinsurance	2,934	11,206
Total	$5,548	$11,206
Impact on combined ratio:
Insurance	0.5%	—%
Reinsurance	0.9%	3.8%
Total	0.6%	1.5%

(1)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations. Amounts not applicable for the mortgage segment.

Segment Information

The following section provides analysis on the Company's 2014 first quarter performance by operating segment. For additional details regarding the Company's operating segments, please refer to the Company's Financial Supplement dated March 31, 2014, which is available via the Investors section of the Company's website at http://www.archcapgroup.com.

Insurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$730,646	$688,817	6.1
Net premiums written	545,602	504,550	8.1
Net premiums earned	477,501	444,965	7.3
Underwriting income	33,155	14,950	121.8

Underwriting Ratios			% Point Change
Loss ratio	60.1%	63.7%	(3.6)
Acquisition expense ratio	16.0%	15.8%	0.2
Other operating expense ratio	17.0%	17.2%	(0.2)
Combined ratio	93.1%	96.7%	(3.6)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.5%	—%	0.5
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(2.2)%	(1.2)%	(1.0)
Combined ratio excluding such items	94.8%	97.9%	(3.1)

Gross premiums written by the insurance segment in the 2014 first quarter were 6.1% higher than in the 2013 first quarter, while net premiums written were 8.1% higher than in the 2013 first quarter. The differential in net versus gross premiums written reflects increases in lines such as programs and contract binding (which was launched in early 2013), both of which are retained at a high level. The growth in net premiums written primarily resulted from increases in: programs; excess and surplus casualty; travel, accident and health; and construction and national accounts. Such amounts were partially offset by a reduction in property, energy, marine and aviation business. The increase in program business resulted from new business, underlying exposure growth and rate strengthening within existing programs. The growth in excess and surplus casualty primarily resulted from contract binding business while the increase in travel, accident and health primarily resulted from growth in existing and new distribution lines. The increase in construction and national accounts primarily resulted from new business while the decrease in property lines reflected reductions in property and marine business in response to current market conditions. Net premiums earned by the insurance segment in the 2014 first quarter were 7.3% higher than in the 2013 first quarter, and reflect changes in net premiums written over the previous five quarters.

The 2014 first quarter loss ratio reflected 0.5 points of current year catastrophic event activity, compared to no activity in the 2013 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 3.3 points in the 2014 first quarter, compared to 1.1 points in the 2013 first quarter. The estimated net favorable development in the 2014 first quarter primarily resulted from better than expected claims emergence in short-tail business from more recent accident years. The 2014 first quarter loss ratio also reflected the impact of margin expansion and changes in the mix of business.

The underwriting expense ratio was 33.0% in the 2014 first quarter, compared to 33.0% in the 2013 first quarter. The acquisition expense ratio was 16.0% in the 2014 first quarter, compared to 15.8% in the 2013 first quarter. The comparison of the 2014 first quarter and 2013 first quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. In addition, the acquisition expense ratio was impacted by changes in development of prior year loss reserves which increased the 2014 first quarter commission expense ratio by 1.1 points, compared to a 0.1 point reduction in the 2013 first quarter. The operating expense ratio was 17.0% in the 2014 first quarter, compared to 17.2% in the 2013 first quarter, mainly due to the higher level of net premiums earned.

Reinsurance Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$517,053	$450,447	14.8
Net premiums written	443,926	422,468	5.1
Net premiums earned	341,348	296,153	15.3
Underwriting income	92,400	96,969	(4.7)

Underwriting Ratios			% Point Change
Loss ratio	40.9%	38.4%	2.5
Acquisition expense ratio	21.5%	17.9%	3.6
Other operating expense ratio	10.6%	10.9%	(0.3)
Combined ratio	73.0%	67.2%	5.8

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	0.9%	3.8%	(2.9)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(20.5)%	(16.3)%	(4.2)
Combined ratio excluding such items	92.6%	79.7%	12.9

Gross premiums written by the reinsurance segment in the 2014 first quarter were 14.8% higher than in the 2013 first quarter, while net premiums written were 5.1% higher than in the 2013 first quarter. The differential in gross versus net premiums written reflects the cession of premiums to the ‘other’ segment (Watford) in the 2014 first quarter and a higher amount of retrocessional usage than in the 2013 first quarter. The growth in net premiums written reflected increases in casualty and other specialty lines, partially offset by reductions in property catastrophe and marine lines. Growth in casualty premiums (which includes professional liability business) reflected new international excess motor business and quota shares of U.S. professional liability business while the increase in other specialty premiums reflected growth in multi-line, crop hail, workers' compensation catastrophe, personal auto and other business, partially offset by a continued reduction in quota share U.K. motor business. The reduction in property catastrophe business reflected market conditions, selected non-renewals and a higher usage of retrocessional coverage. Net premiums earned in the 2014 first quarter were 15.3% higher than in the 2013 first quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written.

The 2014 first quarter loss ratio reflected 0.9 points of current year catastrophic activity, compared to 3.8 points of catastrophic activity in the 2013 first quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 20.6 points in the 2014 first quarter, compared to 16.7 points in the 2013 first quarter. The estimated net favorable development in the 2014 first quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business, primarily from older underwriting years. The balance of the increase in the 2014 first quarter loss ratio primarily reflected changes in the mix of premiums earned due, in part, to a lower contribution from property catastrophe business.

The underwriting expense ratio was 32.1% in the 2014 first quarter, compared to 28.8% in the 2013 first quarter. The acquisition expense ratio for the 2014 first quarter was 21.5%, compared to 17.9% for the 2013 first quarter (and 20.1% in the 2013 fourth quarter). The comparison of the acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The 2014 first quarter reflected a higher level of premiums earned on a pro rata basis, including two large contracts entered into in the second half of 2013, which resulted in a higher level of ceding commissions. The operating expense ratio was consistent in both the 2014 first quarter and 2013 first quarter.

Mortgage Segment

	Three Months Ended March 31,
(U.S. dollars in thousands)	2014	2013	% Change

Gross premiums written	$47,907	$25,758	86.0
Net premiums written	43,268	25,758	68.0
Net premiums earned	38,765	11,652	232.7
Underwriting income	8,023	4,479	79.1

Underwriting Ratios			% Point Change
Loss ratio	21.9%	17.8%	4.1
Acquisition expense ratio	23.6%	31.7%	(8.1)
Other operating expense ratio	35.8%	12.0%	23.8
Combined ratio	81.3%	61.5%	19.8

Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(3.0)%	—%	(3.0)
Combined ratio excluding prior year development	84.3%	61.5%	22.8

The mortgage segment includes the results of Arch MI U.S., the leading provider of mortgage insurance products and services to credit unions in the U.S., along with the Company's other global mortgage insurance, reinsurance and risk-sharing products.

Gross premiums written in the 2014 first quarter included $16.9 million of business underwritten by Arch MI U.S., representing February and March (post-closing) activity and substantially all of which was to credit union clients. In addition, gross premiums written included $6.7 million from a 100% quota share indemnity reinsurance agreement with PMI for all certificates of insurance that were issued by PMI between and including January 1, 2009 and December 31, 2011 that were not in default as of an agreed upon effective date. Gross premiums written also includes other reinsurance treaties covering U.S. and international mortgages. The change on such business was minimal, with a decrease in U.S. premiums written offset by growth in international business.

Net premiums earned for the 2014 first quarter were substantially higher than in the 2013 first quarter, reflecting both the high earned to written ratio on Arch MI U.S. business (substantially all of which are monthly paid policies which are recognized as written and earned premium each month) and a higher earned contribution from the mortgage segment's quota share reinsurance business.

Under current GAAP accounting rules, unlike property and casualty business for which the Company estimates ultimate losses on premiums earned, losses on mortgage insurance business can only be recorded at the time a borrower is delinquent on their mortgage. This can result in a timing mismatch between the recognition of premiums and losses, as delinquencies on mortgage insurance tend to occur later in policy life. The mortgage segment's 2014 first quarter results reflect this fact.

The underwriting expense ratio was 59.4% for the 2014 first quarter, compared to 43.7% for the 2013 first quarter. As the mortgage segment's mix is expected to shift more towards U.S. mortgage insurance business, the underwriting expense ratio is expected to increase until the Arch MI U.S. premium volume growth occurs.

Other Segment

As described earlier, the Company invested $100 million and acquired approximately 11% of Watford's common equity and a warrant to purchase additional common equity. The Company includes the results of Watford in its consolidated financial statements, with the portion of Watford's income or loss attributable to third party investors recorded as ‘net income or loss attributable to noncontrolling interests.’ For the 2014 first quarter, $32.2 million of premiums written were ceded by the Company to Watford, which is expected to become fully operational in the 2014 second quarter. The net impact of Watford on the Company's financial results was negligible in the 2014 first quarter.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	(Unaudited)
	Three Months Ended
	March 31,
	2014	2013
Revenues
Net premiums written	$1,064,990	$952,776
Change in unearned premiums	(205,210)	(200,006)
Net premiums earned	859,780	752,770
Net investment income	66,994	65,672
Net realized gains	19,697	58,340
Other-than-temporary impairment losses	(2,971)	(2,248)
Less investment impairments recognized in other comprehensive income, before taxes	—	2
Net impairment losses recognized in earnings	(2,971)	(2,246)

Other underwriting income	1,582	538
Equity in net income of investment funds accounted for using the equity method	3,253	13,823
Other income (loss)	(2,104)	1,244
Total revenues	946,231	890,141

Expenses
Losses and loss adjustment expenses	436,240	399,403
Acquisition expenses	160,342	127,592
Other operating expenses	145,799	120,183
Interest expense	14,404	5,898
Net foreign exchange losses (gains)	6,563	(24,264)
Total expenses	763,348	628,812

Income before income taxes	182,883	261,329
Income tax expense	3,738	4,853
Net income	$179,145	$256,476
Net (income) loss attributable to noncontrolling interests (1)	3,355	—
Net income available to Arch	182,500	256,476
Preferred dividends	5,484	5,484
Net income available to Arch common shareholders	$177,016	$250,992

Net income per common share
Basic	$1.34	$1.92
Diluted	$1.30	$1.85

Weighted average common shares and common share equivalents outstanding
Basic	131,857,910	130,907,902
Diluted	136,562,717	135,409,288

(1)    Represents the portion of Watford's earnings attributable to third party investors.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	(Unaudited)
	March 31, 2014	December 31, 2013
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,722,364 and $9,564,634)	$9,775,730	$9,571,776
Short-term investments available for sale, at fair value (amortized cost: $1,485,378 and $1,477,584)	1,484,280	1,478,367
Investment of funds received under securities lending, at fair value (amortized cost: $93,274 and $97,943)	96,264	100,584
Equity securities available for sale, at fair value (cost: $475,868 and $433,275)	548,168	496,824
Other investments available for sale, at fair value (cost: $417,762 and $488,687)	426,917	498,310
Investments accounted for using the fair value option	1,256,650	1,221,534
Investments accounted for using the equity method	255,488	244,339
Total investments	13,843,497	13,611,734

Cash	1,569,605	434,057
Accrued investment income	59,701	66,848
Investment in joint venture (cost: $100,000)	102,803	104,856
Fixed maturities and short-term investments pledged under securities lending, at fair value	100,590	105,081
Premiums receivable	1,008,375	753,924
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,790,025	1,804,330
Contractholder receivables	1,118,991	1,064,246
Prepaid reinsurance premiums	349,077	328,343
Deferred acquisition costs, net	384,294	342,314
Receivable for securities sold	426,431	50,555
Goodwill and intangible assets	120,875	27,319
Other assets	926,094	872,487
Total assets	$21,800,358	$19,566,094

Liabilities
Reserve for losses and loss adjustment expenses	$8,938,958	$8,824,696
Unearned premiums	2,148,475	1,896,365
Reinsurance balances payable	201,794	196,167
Contractholder payables	1,118,991	1,064,246
Deposit accounting liabilities	409,080	421,297
Senior notes	800,000	800,000
Revolving credit agreement borrowings	100,000	100,000
Securities lending payable	103,330	107,999
Payable for securities purchased	499,473	51,318
Other liabilities	575,394	456,510
Total liabilities	14,895,495	13,918,598

Commitments and Contingencies
Redeemable noncontrolling interests (1)	219,234	—

Shareholders' Equity
Non-cumulative preferred shares	325,000	325,000
Common shares ($0.0033 par, shares issued: 170,006,958 and 169,560,591)	567	565
Additional paid-in capital	321,793	299,517
Retained earnings	6,219,170	6,042,154
Accumulated other comprehensive income, net of deferred income tax	123,719	74,964
Common shares held in treasury, at cost (shares: 35,922,820 and 35,885,707)	(1,096,826)	(1,094,704)
Total shareholders' equity available to Arch	5,893,423	5,647,496
Non-redeemable noncontrolling interests (2)	792,206	—
Total shareholders' equity	6,685,629	5,647,496
Total liabilities, noncontrolling interests and shareholders' equity	$21,800,358	$19,566,094

(1)    Represents the portion of Watford's preferred interests attributable to third party investors.
(2)    Represents the portion of Watford's common equity attributable to third party investors.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company's periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company's ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company's ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies' existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	developments in the world's financial and capital markets and the Company's access to such markets;

•	the Company's ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company's financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through March 31, 2014;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company's investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company's investments;

•
the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company's investment portfolio as well as the uncertainty in the market generally;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company's periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company's application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management's Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company's Annual Report on Form 10-K, as well as the other factors set forth in the Company's other documents on file with the SEC, and management's response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company's financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to Arch common shareholders, which is defined as net income available to Arch common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses, net of income taxes. The presentation of after-tax operating income or loss available to Arch common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to Arch common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses in any particular period are not indicative of the performance of, or trends in, the Company's business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company's operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company's financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company's investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company's investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company's proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses from the calculation of after-tax operating income or loss available to Arch common shareholders.

The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company's business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company's financial information to analyze the Company's performance in a manner similar to how the Company's management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company's financial information to compare the Company's performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.